EXHIBIT 4.6
CINEMARK HOLDINGS, INC.
DIRECTOR NOMINATION AGREEMENT
     This Director Nomination Agreement (this “Agreement”) is made as of April 9, 2007, among Cinemark Holdings, Inc., a Delaware corporation (the “Company”), Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership (“MDCP”), each of the investors listed on the Schedule of Mitchell Investors attached hereto (collectively, the “Mitchell Investors”), each of the investors listed on the Schedule of Quadrangle Investors attached hereto, (collectively, the “Quadrangle Investors”), Syufy Enterprises, LP, a California limited partnership (the “Syufy Investor”) and the additional investors listed on the Schedule of Additional Investors (collectively, the “Additional Investors”). MDCP, the Mitchell Investors, the Quadrangle Investors, the Syufy Investor and the Additional Investors are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.” Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 6 hereof.
     WHEREAS, the Company and the stockholders of the Company entered into that certain Stockholders Agreement dated as of August 7, 2006 (the “Stockholders Agreement”) (capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Stockholders Agreement);
     WHEREAS, the Stockholders own shares of common stock, par value, $0.001 per share, of the Company (the “Common Stock”) and, in some cases, options to acquire shares of Common Stock;
     WHEREAS, the Company is contemplating an offer and sale of its Common Stock to the public in an underwritten initial public offering registered under the Securities Act (the “IPO”);
     WHEREAS, the parties hereto desire to terminate the Stockholders Agreement upon the consummation of an IPO.
     WHEREAS, the Company has agreed to permit MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor to designate persons for nomination for election to the board of directors of the Company (the “Board”) on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Board of Directors.
          (a) From and after the Effective Time and until the provisions of this Section 1 cease to be effective and subject to the terms and conditions of this Agreement, the following holders of Stockholder Shares shall have the right to designate persons to be appointed or nominated, as the case may be, for election to the Board (each a “Nominee”) as follows:

          (i) two representatives designated by the Mitchell Investors (determined by a vote of the Mitchell Investors owning a majority of the Stockholder Shares held by all Mitchell Investors) (the “Mitchell Nominees”), who shall be initially: Lee Roy Mitchell and one other individual to be nominated by Lee Roy Mitchell; provided that at least one of such Mitchell Nominees shall be Independent so long as the Company is required by NYSE Rules to have a majority of Independent directors on the Board;
          (ii) five representatives designated by MDCP (the “MDCP Nominees”) provided that at least three of such MDCP Nominees shall be Independent so long as the Company is required by NYSE Rules to have a majority of Independent directors on the Board;
          (iii) one representative designated by the Quadrangle Investors (the “Quadrangle Nominee”), who shall initially be Peter Ezersky; provided that such Quadrangle Nominee shall be Independent so long as the Company is required by NYSE Rules to have a majority of Independent directors on the Board; and
          (iv) one representative designated by the Syufy Investor (the “Syufy Nominee”), who shall initially be Raymond W. Syufy; and one Observer (as defined below) designated by the Syufy Investor in accordance with Section 1(a)(iv) below, who shall initially be Joseph A. Syufy.
          (b) Notwithstanding the foregoing, in the event that a Person loses its right to designate a director for appointment or nomination in accordance with Section 1(e) below, the director designated by such Person may be removed at the request of a majority of the Board (excluding such director or directors) upon the occurrence of such event and the total authorized number of directors may be reduced upon such action by a majority of the Board (excluding such director or directors) by the number of directors that such Person loses its rights to nominate.
          (c) The representatives designated hereunder by any Stockholder shall be nominated or appointed, as the case may be, to serve as a Class I, Class II or Class III director (as defined in the Company’s Certificate of Incorporation), as the case may be, as set forth on the Schedule of Directors attached hereto. The initial term of each Class I, Class II and Class III Director shall expire as set forth in the Company’s Certificate of Incorporation. Any director designated by a Stockholder hereunder to fill a vacancy on the board of directors shall be designated as the same class of director as the director whose termination of services as a director created such vacancy or to fill a vacancy as listed on the Schedule of Directors.
          (d) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof.
          (e) Notwithstanding anything to the contrary contained herein,
          (i) at such time as the Mitchell Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock; the rights of the Mitchell Investors under this Section 1 to nominate any Mitchell Nominee shall terminate automatically and cease to have any further force or effect. In the event that the Mitchell Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock, the Mitchell Investors shall have the right to designate one observer to the Board (an “Observer”), which shall either be Lee Roy Mitchell or Tandy Mitchell. An Observer shall be entitled to attend all meetings of the Board but shall not be entitled to (x) attend meetings of the Board with counsel which may constitute privileged communications, (y) attend meetings of the Board which include topics of discussion which may constitute a conflict of interest between the Company and the Mitchell Investors, or (z) vote on any matters voted on by the Board. The determination of whether a conflict of interest exists for purposes of clause (y) in the immediately preceding sentence shall be made by a majority of the Board. If such a determination is made prior to a Board meeting, the Board shall provide written notice to the Mitchell Investors setting forth in reasonable detail the basis for such conflict of interest. Such a determination may be made during an ongoing Board meeting by a majority of the Board and, upon such determination, the Observer shall immediately leave the meeting. Upon the conclusion of the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Mitchell Investors, the Observer shall be invited to return to the meeting. The Mitchell Investors’ right to designate an Observer shall terminate automatically and cease to have any further force or effect upon the earlier to occur of (i) the Observer designated under this Section 1(e)(i) is not Lee Roy Mitchell or Tandy Mitchell; and (ii) the Mitchell Investors and their Permitted Transferees cease to hold in the aggregate at least 2% of the outstanding shares of Common Stock. The right of the Mitchell Investors to designate an Observer hereunder shall not be transferable or assignable under any circumstances;
          (ii) the rights of the Mitchell Investors under this Section 1 shall terminate automatically and cease to have any further force or effect at such time as the Mitchell Investors and their Permitted Transferees hold, directly or indirectly, more than a 5% interest of any business (other than the Company) that owns, operates or manages theatres with more than 800 movie screens in the aggregate in the Western Hemisphere;
          (iii) the rights of the Quadrangle Investors under this Section 1 to nominate the Quadrangle Nominee shall terminate automatically and cease to have any further force or effect at such time as the Quadrangle Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock. In the event that the Quadrangle Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock, the Quadrangle Investors shall have the right to designate an Observer, which shall be a member or employee of Quadrangle Group LLC. An Observer shall be entitled to attend all meetings of the Board but shall not be entitled to (x) attend meetings of the Board with the Company’s counsel or the Board’s special counsel which may constitute privileged communications, (y) attend meetings of the Board which include topics of discussion which may constitute a conflict of interest between the Company and the Quadrangle Investors or (z) vote on any matters voted on by the Board. The determination of whether a conflict of interest exists for purpose of clause (y) in the immediately preceding sentence shall be made by a majority of the Board. If such a determination is made prior to a Board meeting, the Board shall provide written notice to the Quadrangle Investors setting forth in reasonable detail the basis for such conflict of interest. Such a determination may be made during an ongoing Board meeting by a majority of the Board and upon such determination the Observer shall immediately leave the meeting. Upon the conclusion of the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Quadrangle Investors, the Observer shall be invited to return to the meeting. The Quadrangle Investors’ right to designate an Observer shall terminate automatically and cease to have any further force or effect upon the earlier to occur of (i) the Observer designated under this Section 1(e)(iii) is not a member or employee of Quadrangle Group LLC (it being understood and agreed that, should the current Observer at any time cease to be a member or employee of Quadrangle Group LLC, the Quadrangle Investors’ right to designate an Observer shall not terminate unless the Quadrangle Investors do not designate a replacement Observer who is a member or employee of the Quadrangle Group LLC within 5 business days thereof); and (ii) the Quadrangle Investors and their Permitted Transferees cease to hold in the aggregate at least 2% of the outstanding shares of Common Stock. The rights of the Quadrangle Investors to nominate the Quadrangle Director or designate an Observer hereunder shall not be transferable or assignable under any circumstances, except to a Permitted Transferee of the Quadrangle Investors;
          (iv) the rights of the Syufy Investor under this Section 1 to nominate the Syufy Nominee shall terminate automatically and cease to have any further force or effect at such time as the Syufy Investor and its Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock. In addition, the rights of the Syufy Investor under this Section 1 to nominate the Syufy Nominee and designate an Observer shall terminate automatically and cease to have any further force or effect at such time as (1) the Syufy Investor, Raymond W. Syufy or Joseph Syufy breach the terms of Section 3 of the Non-Competition and Non-Disclosure Agreement, dated August 7, 2006, by and among the Syufy Investor, Raymond W. Syufy, Joseph Syufy and the Company (the “Syufy Non-Competition Agreement”) (this clause (1), a “Non-Curable Termination Event”) or (2) the Syufy Investor or its Permitted Transferees, Raymond Syufy or Joseph Syufy (each, a “Syufy Person”) holds, directly or indirectly, any interest of any business (other than the Company) that owns, operates or manages movie theatres that are not drive-in theaters (a “Competing Business”) but where such ownership would not violate Section 3 of the Syufy Non-Competition Agreement (this clause (2), a “Curable Termination Event”); provided that the foregoing loss of rights upon the ownership, operation or management of a Competing Business shall not apply to (i) holding up to a 5% interest in any publicly traded company; or (ii) holding an ownership interest in a Competing Business that (x) owns, operates or manages less than 100 screens in the aggregate in any one or more states in which the Company does not, at the time the Syufy Person first acquires such ownership interest, own, operate or manage a movie theater and/or (y) owns, operates or manages less than 32 screens in the aggregate in any one or more states in which the Company, at the time the Syufy Person first acquires such ownership interest, owns, operates or manages a movie theater. For purposes of calculating the number of screens for purposes of clause (ii) of the foregoing sentence, movie screens acquired by a Syufy Person following an event of default under a lease under which the Syufy Person is the lessor and which gives such lessor the right to regain possession of and operate such theatre shall be disregarded unless the Syufy Person demolishes and rebuilds a new theatre on the property. In the event that the rights of the Syufy Investor to nominate the Syufy Nominee terminates by reason of a Curable Termination Event, the Syufy Investor shall have the right to cure such Curable Termination Event and the Syufy Investor’s rights to nominate the Syufy Nominee and designate an Observer shall be reinstated at such time as there is no longer a Curable Termination Event in effect. In the event that the Syufy Investor and its Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock, the Syufy Investor shall continue to have the right to designate an Observer, which shall be a director of the general partner of, or an executive officer of, Syufy Enterprises; provided, however, that this right to designate an Observer shall not be granted to the Syufy Investor if the Syufy Investor is in violation of the terms of the preceding sentence. An Observer shall be entitled to attend all meetings of the Board but shall not be entitled to (x) attend meetings of the Board with the Company’s counsel or the Board’s special counsel which may constitute privileged communications, (y) attend meetings of the Board which include topics of discussion which may constitute a conflict of interest between the Company and the Syufy Investor or (z) vote on any matters voted on by the Board. The determination of whether a conflict of interest exists for purpose of clause (y) in the immediately preceding sentence shall be made by a majority of the Board. If such a determination is made prior to a Board meeting, the Board shall provide written notice to the Syufy Investor setting forth in reasonable detail the basis for such conflict of interest. Such a determination may be made during an ongoing Board meeting by a majority of the Board and upon such determination the Observer shall immediately leave the meeting. Upon the conclusion of the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Syufy Investor, the Observer shall be invited to return to the meeting. The Syufy Investor’s right to designate an Observer shall terminate automatically and cease to have any further force or effect upon the earlier to occur of (i) the Observer designated under this Section 1(e)(iii) is not a director of the general partner or an executive officer of Syufy Enterprises (it being understood and agreed that, should the current Observer at any time cease to be a director of the general partner or an executive officer of Syufy Enterprises, the Syufy Investor’s right to designate an Observer shall not terminate unless the Syufy Investor does not designate a replacement Observer who is a member of the board of directors of the general partner or an executive officer of Syufy Enterprises within 5 business days thereof); and (ii) the Syufy Investor and their Permitted Transferees cease to hold in the aggregate at least 2% of the outstanding shares of Common Stock. The rights of the Syufy Investor to nominate the Syufy Nominee or designate an Observer hereunder shall not be transferable or assignable under any circumstances, except to a Permitted Transferee of the Syufy Investor; and
          (v) the rights of MDCP under this Section 1 shall terminate automatically and cease to have any further force or effect at such time as MDCP and its Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Common Stock.
          (f) At every meeting of the Board, or a committee thereof, for which Directors are appointed or are nominated to stand for election by stockholders of the Company, each Stockholder will have the right to designate those persons to be appointed or nominated for election to the Board for each Retiring Director that was a prior Nominee of such Stockholder in accordance with this Section 1.

          (g) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee, the Stockholders who designated such person shall be entitled to designate such person’s successors in accordance with this Agreement and the Board, subject to a determination of the Board in good faith, after consultation with outside legal counsel, that such action would not constitute a breach of its fiduciary duties or applicable law, shall fill the vacancy with such successor Nominee.
          (h) If a Nominee is not nominated or elected to the Board because of the Nominee’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Stockholder who designated such person shall be entitled to designate promptly another Nominee and the director position for which such Nominee was nominated shall not be filled pending such designation.
     2. Company Obligations.
          (a) The Company agrees to use its best efforts to assure that (i) each Nominee is included in the Board’s slate of nominees to the stockholders for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.
          (b) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Nominee (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws; or (ii) the Board or the Nominating Committee determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Certificate of Incorporation; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the applicable Stockholder of the occurrence of such event and permit the applicable Stockholder to provide an alternate Nominee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and the Company shall use commercially reasonable efforts to perform its obligations under Section 2(a) with respect to such alternate Nominee (provided that if the Company provides at least 45 days advance notice of the occurrence of any such event such alternative nominee must be designated by the applicable Stockholder not less than 30 days in advance of any Board action, notice of meeting of the stockholders or written action of stockholders with respect to such election of nominees). The Company shall use commercially reasonable efforts to perform its obligations under Section 2(a) with respect to such alternate Nominee provided, in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders with respect to such election of Nominees.

          (c) At any time a vacancy occurs because of the death, disability, resignation or removal of a Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of (i) such Stockholder has designated a successor Nominee and the Board has filled the vacancy and appointed such successor Nominee; (ii) such Stockholder fails to designate a successor Nominee within 30 business days after receiving notification of the vacancy from the Company; and (iii) such Stockholder has specifically waived its right under this Section 2(c).
          (d) At any time that any Stockholder shall have any rights of designation under this Section 2, the Company shall not take any action to reduce the size of the Board from 9, except as provided herein.
     3. Termination of Stockholders Agreement. Upon the Effective Time, the Stockholders Agreement shall be hereby terminated and of no further force and effect, and no party thereto shall have any surviving obligations, rights, or duties thereunder after the Effective Time. From and after the Effective Time, the Additional Investors shall have no further obligations, rights or duties under this Agreement.
     4. Effectiveness. The parties are entering into this Agreement in connection with a currently proposed IPO. This Agreement shall become automatically effective upon, and only upon, the time as of which the underwriters for the IPO shall have paid for all of the shares of Common Stock that they are obligated to purchase pursuant to the related underwriting agreement (the “Underwriting Agreement”), excluding any shares that the underwriters may have an option to purchase pursuant to the over-allotment option (the “Effective Time”). In the event the Effective Time does not occur on or before the earlier of (i) June 30, 2007 or (ii) the termination of the Underwriting Agreement, this Agreement shall, without further action, become null and void and of no further force and effect.
     5. Definitions.
          “Affiliate” of any Person is any other Person controlled by, controlling or under common control with such Person and in the case of any Stockholder that is a partnership or limited liability company, any partner or member of such Stockholder (provided that the Company shall not be deemed to be an affiliate of any Stockholder) or in the case of any Stockholder that is a trust, any beneficiary, trust for the benefit of the beneficiary or successor trust; provided that under no circumstances shall (i) any of the Mitchell Investors or their Permitted Transferees be Affiliates of (A) any of the Quadrangle Investors or their Permitted Transferees or (B) any of the Syufy Investor or their Permitted Transferees; (ii) any of the Quadrangle Investors or their Permitted Transferees be Affiliates of (A) any of the Mitchell Investors or their Permitted Transferees or (B) any of the Syufy Investor or their Permitted Transferees; or (iii) any of the Syufy Investor or their Permitted Transferees be Affiliates of (A) any of the Mitchell Investors or their Permitted Transferees or (B) any of the Quadrangle Investors or their Permitted Transferees, for purposes of this Agreement.
          “Agreement” has the meaning set forth in the preamble.
          “Board” has the meaning set forth in Section 1(a).

          “Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation as the same may be amended from time to time.
          “Common Stock” has the meaning set forth in the preamble.
          “Company” has the meaning set forth in the preamble.
          “Competing Business” has the meaning set forth in Section 1(e)(iv).
          “Curable Termination Event” has the meaning set forth in Section 1(e)(iv).
          “Effective Time” has the meaning set forth in Section 4.
          “Family Group” with respect to any Stockholder, means, such Stockholder’s spouse and descendants (whether natural or adopted) and any trust that is and remains solely for the benefit of such Stockholder and/or such Stockholder’s spouse and/or descendants.
          “Independent” means an “independent director” as defined by the NYSE Rules. The definition of “Independent” does not incorporate the additional independence requirements for audit committee members set forth in the NYSE Rules or Rule 10A-3 under the Securities Exchange Act of 1934.
          “Independent Third Party” means any Person other than MDCP or the Mitchell Investors.
          “IPO” has the meaning set forth in the recitals.
          “Major Investor” means MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor.
          “MDCP” has the meaning set forth in the preamble.
          “Mitchell Investors” has the meaning set forth in the preamble.
          “Mitchell Nominees” has the meaning set forth in Section 1(a)(i).
          “Non-Curable Termination Event” has the meaning set forth in Section 1(e)(iv).
          “NYSE Rules” means the rules and policies of the New York Stock Exchange.
          “Observer” has the meaning set forth in Section 1(e)(i).
          “Permitted Transferee” means any Transfer of Stockholder Shares by a Stockholder who is not a natural person to such Stockholder’s Affiliates or, in the case of a Stockholder who is a natural person, any Transfer by will or pursuant to the applicable laws of descent and distribution and any Transfer to or among such Stockholder’s Affiliates, and members of such holder’s Family Group or such Family Group member’s Affiliates.

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Quadrangle Nominee” has the meaning set forth in Section 1(a)(iii).
          “Quadrangle Group LLC” means Quadrangle Group LLC, a Delaware limited liability company.
          “Quadrangle Investors” has the meaning set forth in the preamble.
          “Retiring Director” means any director whose term expires at the next annual meeting of the Stockholders of the Company pursuant to the terms of the Company’s Certificate of Incorporation.
          “Securities Laws” means the Securities Act of 1933, as amended from time to time and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
          “Stockholder Shares” means (i) any Company Common Stock owned by any Stockholder; and (ii) any capital stock or other equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker on a securities exchange or in the over the counter market pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.
          “Stockholders” has the meaning set forth in the preamble.
          “Syufy Non-Competition Agreement” has the meaning set forth in Section 1(e)(iv).
          “Syufy Enterprises” means Syufy Enterprises, LP, a California limited partnership.
          “Syufy Investor” has the meaning set forth in the preamble.
          “Syufy Nominee” has the meaning set forth in Section 1(a)(iv).
          “Syufy Person” has the meaning set forth in Section 1(e)(iv).
          “Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Stockholder Shares.

          “Western Hemisphere” means the continents of North America, Central America and South America.
     6. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any holder of Stockholder Shares unless such modification is approved in writing by the Company and each Major Investor. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     8. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     9. Benefit of Parties; Transfer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and Permitted Transferees. In the event of a Transfer by a Stockholder, the transferee shall not have the rights and powers of a Stockholder unless the transferee is a Permitted Transferee of the Stockholder prior to and following the Transfer. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.
     10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     11. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholders shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

     12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the addresses set forth below and to any applicable Stockholder at the address indicated on the schedules hereto. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

The Company’s address is:	Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Facsimile: (972) 665-1004
Attention: Michael D. Cavalier
     13. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     14. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
     15. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     17. Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CINEMARK HOLDINGS, INC.

By:

Name:

Title:

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

By:	Madison Dearborn Partners, IV L.P., its General Partner

By:	Madison Dearborn Partners, LLC, its General Partner

By:

Name:

Title:

THE MITCHELL SPECIAL TRUST

By:

Lee Roy Mitchell, Trustee
By:

Gary D. Witherspoon, Trustee
Cinemark Holdings, Inc.
Signature Page to Director Nomination Agreement

QUADRANGLE CAPITAL PARTNERS LP

By:	Quadrangle GP Investors LP, its General Partner

By:	Quadrangle GP Investors, LLC, its General Partner

By:

Name:

Title:

QUADRANGLE SELECT PARTNERS LP

By:	Quadrangle GP Investors LP, its General Partner

By:	Quadrangle GP Investors, LLC, its General Partner

By:

Name:

Title:

QUADRANGLE CAPITAL PARTNERS A LP

By:	Quadrangle GP Investors LP, its General Partner

By:	Quadrangle GP Investors, LLC, its General Partner

By:

Name:

Title:

Cinemark Holdings, Inc.
Signature Page to Director Nomination Agreement

QUADRANGLE (CINEMARK) CAPITAL PARTNERS LP

By:

Name:

Title:

Cinemark Holdings, Inc.
Signature Page to Director Nomination Agreement

SYUFY ENTERPRISES, LP

By:

Name:

Title:

Cinemark Holdings, Inc.
Signature Page to Director Nomination Agreement

K&E INVESTMENT PARTNERS, LLC - 2004-B DIF
Lee Roy Mitchell

By:

Name:

Title:

Alan Stock

PIOLA INVESTMENTS LTD.

Timothy Warner
By:

Name:

Title:

Robert Copple

John Madigan

Michael Cavalier

NORTHWESTERN UNIVERSITY

By:

Name:

Title:

Cinemark Holdings, Inc.
Signature Page to Director Nomination Agreement

SCHEDULE OF DIRECTORS

Name	Nominated as	Class of Director
Lee Roy Mitchell	Mitchell Nominee	III
Vacancy	Mitchell Nominee	II
Benjamin D. Chereskin	MDCP Nominee	III
James N. Perry, Jr.	MDCP Nominee	I
Robin P. Selati	MDCP Nominee	I
Vahe A. Dombalagian	MDCP Nominee	II
Enrique F. Senior	MDCP Nominee	I
Peter R. Ezersky	Quadrangle Nominee	II
Raymond W. Syufy	Syufy Nominee	III

SCHEDULE OF MITCHELL INVESTORS

Number of Shares of Company
Name and Address	Common Stock
Lee Roy Mitchell 3900 Dallas Parkway, Suite 500 Plano, Texas 75093	2,258,273

The Mitchell Special Trust 3900 Dallas Parkway, Suite 500 Plano, Texas 75093	2,169,713

TOTAL	4,427,986

SCHEDULE OF MDCP INVESTORS

Number of Shares of Company
Name and Address	Common Stock
Madison Dearborn Capital Partners IV, L.P. Three First National Plaza 70 West Madison Street, Suite 3800 Chicago, Illinois 60602	20,676,263

SCHEDULE OF QUADRANGLE INVESTORS

Number of Shares of Company
Name and Address	Common Stock
Quadrangle Capital Partners LP c/o Quadrangle Capital Partners LLC 375 Park Avenue, 14th Floor New York, NY 10152 Attention: Kimberly Carlson Facsimile: (212) 418-1783	1,402,915

Quadrangle Select Partners LP c/o Quadrangle Capital Partners LLC 375 Park Avenue, 14th Floor New York, NY 10152 Attention: Kimberly Carlson Facsimile: (212) 418-1783	80,986

Quadrangle (Cinemark) Capital Partners LP c/o Quadrangle Capital Partners LLC 375 Park Avenue, 14th Floor New York, NY 10152 Attention: Kimberly Carlson Facsimile: (212) 418-1783	163,025

Quadrangle Capital Partners A LP c/o Quadrangle Capital Partners LLC 375 Park Avenue, 14th Floor New York, NY 10152 Attention: Kimberly Carlson Facsimile: (212) 418-1783	567,067

TOTAL	2,213,993
NOTE: Notices sent to the Quadrangle Investors above shall also be copied to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attn: Phillip R. Mills
Fax: (212) 450-3800

SCHEDULE OF SYUFY INVESTOR

Number of Shares of Company
Name and Address	Common Stock
Syufy Enterprises, LP 150 Pelican Way San Rafael, CA 94901 Attn: Chief Executive Officer Facsimile: (415) 448-8475	3,388,466
NOTE: Notices sent to the Syufy Investor above shall also be copied to:
Morrison & Foerster
425 Market Street
San Francisco, California 94105
Attn: John Campbell
Fax: (415) 268-7522

SCHEDULE OF ADDITIONAL INVESTORS
Lee Roy Mitchell
Alan Stock
Timothy Warner
Robert Copple
Michael Cavalier
Northwestern University
K&E Investment Partners, LLC — 2004-B DIF
Piola Investments Ltd.
John Madigan